Exhibit 10.15
Agreement Pursuant To Chevron Corporation
Long-Term Incentive Plan (LTIP)
[YEAR] AWARD
Name:
Chevron Corporation has made the following Award(s) to you on [date], subject to the terms of the Chevron Corporation Long-Term Incentive Plan (the “Plan”) and Rules adopted under it. Both documents are incorporated into this Agreement and copies are available to you on request. By accepting these Awards, you are agreeing to all the terms and conditions of the Plan and the Plan Rules.
Capitalized terms used in this document and not defined herein have the same meaning as set out in the Plan or the US Prospectus. If there is any inconsistency between this Agreement and the US Prospectus, this agreement prevails.
[YEAR] LTIP GRANT
Stock Options
1. You are granted [number] nonqualified stock options, as reflected in the grant detail screen in the “Stock Option/SAR” section of your account at [internet address].
2. Your grant price is the Chevron stock closing price (U.S.[price]) on [date]. You can find the grant price from the Chevron Historical Price Lookup page at http://investor.chevron.com/phoenix.zhtml?c=130102&p=irol-stocklookup.
3. The options vest as follows: 33 1/3 percent after one year, 66 2/3 percent after two years and 100 percent after three years. They expire after 10 years.
4. The number of options vested and the exercise period may be adjusted following termination of employment, in accordance with the Plan Rules.
5. The Committee shall have the ability to substitute, without receiving participant permission, Stock Appreciation Rights (SARs) paid only in stock for outstanding options; provided that the number of substituted SARs equals the number of shares underlying the options and the grant price of the SARs is equal to the grant price of the options.
Performance Shares
1. You are granted [number] performance shares with a three-year performance period starting [date] and ending [date]. Performance shares are reflected in the grant detail screen in the “Restricted Unit/Perf Share” section of your account at [internet address].
2. This performance share award will be paid in cash within two and a half months after [date]. The value of your cash payout from your performance shares depends on the twenty-day average price of Chevron stock at the time the performance shares vest and the company’s total shareholder return (TSR) for the three-year performance period relative to the TSR for our peer group of oil competitors.
3. The LTIP peer group for [year] will be [BP, ConocoPhillips, ExxonMobil and Shell]. Depending on Chevron’s TSR rank compared with the peer group, the following payout modifiers will apply:

Relative TSR Rank	1	2	3	4	5
Payout Modifier	200%	150%	100%	50%	0%
4. The number of vested performance shares may be adjusted following termination, in accordance with the Plan Rules.

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Restricted Stock Unit Award
1. You are granted [number] restricted stock units, as reflected in the grant detail screen in the “Restricted Unit/Perf Share” section of your account at [internet address].
2. You must continue employment with Chevron until [date] to receive payment of this RSU award. The entire award will be forfeited if you terminate prior to [date] for any reason.
3. This RSU award will be paid in cash on or as soon as practical after [date], but no later than sixty (60) days thereafter, based on the Chevron stock closing price on the last date that the New York Stock Exchange is open prior to [date].
4. This RSU award will not earn dividend equivalents when Chevron pays a dividend on its common shares.
5. You may not defer payment of this award.

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